Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gol Linhas Aéreas Inteligentes S.A.:

We consent to the incorporation by reference in the registration statement (No. 333-224546) on Form F-3 of Gol Linhas Aéreas Inteligentes S.A. of our reports dated June 29, 2020, with respect to the consolidated statement of financial position of Gol Linhas Aéreas Inteligentes S.A. as of December 31, 2019, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of Gol Linhas Aéreas Inteligentes S.A..

Our report dated June 29, 2020 on the consolidated financial statements contains an explanatory paragraph that states that Gol Linhas Aéreas Inteligentes S.A. has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated June 29, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Gol Linhas Aéreas Inteligentes S.A. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses:

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There were ineffective general information technology controls (GITC) over operating systems, databases, and applications. This material weakness was a result of inadequate risk assessment and resulted in deficiencies related to inadequate periodic reviews of access rights and, when inadequate access rights were identified, the absence of impact analyses, gaps in control coverage in the case of certain servers hosting company systems, and absence of certification and accreditation procedures over controls for segregation of duties in certain systems, which affected reviews of access conflicts and access rights adjustments. These deficiencies also affected the effectiveness of business process automated controls, manual controls with an automated component, and the database of the reports that were used to execute some automated and manual controls.

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There were certain powers of attorneys and administrative functions granted to the Chairman of the Board of Directors, including the ability to act as power of attorney on behalf of the Company, in many cases together with a second signatory or authorizing person, and initiate and approve certain transactions. The existence of these powers of attorney and administrative functions granted to the Chairman of the Board of Directors resulted in the Board of Directors not maintaining adequate independence from and oversight of management in accordance with Internal Control – Integrated Framework (2013), and if used inappropriately those powers of attorney and administrative functions could have had a material effect on the consolidated financial statements.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

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The Company did not maintain effective policies and procedures related to the preparation and review of the financial statements. Specifically, the Company did not have: (i) effective policies and procedures related to the identification and disclosure of material uncertainties in the going concern analysis; and (ii) effective review of financial statement information, and related presentation and disclosure requirements.

/s/ KPMG Auditores Independentes

São Paulo, SP, Brazil
June 29, 2020

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

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